The American Funds Tax-Exempt Series II
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$17,219
Class B	$370
Class C	$1,281
Class F	$1,047
Total	$19,917
Class R-5	$805
Total	$805

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3275
Class B	$0.2661
Class C	$0.2617
Class F	$0.3226
Class R-5	$0.3409

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	55,926
Class B	1,400
Class C	5,204
Class F	4,128
Total	66,658
Class R-5	2,625
Total	2,625

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.74
Class B	$16.74
Class C	$16.74
Class F	$16.74
Class R-5	$16.74